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                                                                   EXHIBIT 10.10
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December 1, 1998

Mr. Brian McCormack
2600 Cole Avenue, Apt. 108
Dallas, TX  75204

Dear Brian:

It is distinct pleasure to offer you the position of Vice President of Sales with Avici Systems, Inc. In this capacity you will report to me. Your starting bi-weekly base salary will be 5,388.00 which annualized is $140,088. In addition to your base salary, you will be entitled to a non-recoverable draw-salary supplement of $10,000 per year for the first year of your employment payable in bi-weekly installments of $384.62.

You will also be eligible for a sales incentive of $150,000 at target payable in quarterly installments based on revenue. there will be no cap in the sales incentive plan. Fifty percent (50%) of the first year's target of $75,000 of the $150,000 is guaranteed in the first year. For the quarter ending March 31, 1999, MBO's will be established in lieu of a sales incentive target.

Therefore, your total targeted compensation will be $300,000 during your first year of employment comprised of $140,088 in base salary, $10,000 in the draw/salary supplement, and $150,000 in the targeted sales incentive. Avici Systems, Inc. will guarantee $225,000 of that amount during the first year provided you remain in our employ for the year.

In addition, subject to approval of the Board of Directors, you will be granted options in the amount of 100,000 shares of Avici Common Stock with terms and conditions as per the Corporation's stock incentive plan. The stock will vest over four years at 25% per year. After your first anniversary, the remaining shares vest on a per month basis of 2.0833%. In the event of a Change of Control of Avici, your stock options will become fully vested. The exercise price of your options will be $1.00 per share, provided you accept this offer before December 7 and start with Avici no later than January 13, 1999.

Avici will also offer a conditional severance of $200,000 in the event you are involuntarily terminated from the company of any reason other than gross misconduct and you did not receive a severance package from your current employer.

Avici Systems, Inc. also agrees to pay actual and reasonable living expenses for you during the initial period of your employment, for up to three months. The arrangement will cover temporary living during the workweek, actual and reasonable out-of-pocket meal expenses, and coach airline travel to and from your home on the weekends. Avici will reimburse you for your relocation to the Massachusetts area for up to $50,000 of actual and reasonable expenses and tax liabilities.
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Mr. Brian McCormack
December 1, 1998
Page 2


The Company has a competitive employee benefit program. You will be covered by this plan based on the standard eligibility requirements for all Avici employees. Avici's benefits are described in a document called "Avici's 1999 Benefits Summary for the Full-Time Employees." Avici's current program includes vacation (accrued 10 days) and holidays (10 days). Effective January 1999, Avici will offer three medical insurance plans to choose from, Fallon HMO, Harvard Pilgrim HMO and Harvard Pilgrim PPO. Avici also offers Fallon or Delta Dental plans, a Merrill Lynch 401(k) program, life insurance, supplemental life insurance, short and long-term disability benefits. Please note that Avici reserves the right to change or discontinue any of its current benefits plans, providers and policies in the future.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver's license and birth certificate/social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter which will indicate your acceptance of our offer as well as your anticipated start date and return it to me.

This letter does not constitute a guarantee of employment or a contract, and your employment with Avici Systems, Inc. may be terminated by you or the Company at any time for any reason.

Employment with Avici is subject to your signing the Avici Incentive Stock Options Agreement and the Invention and Non-Disclosure Agreement. Note that these Agreements are available for your review prior to accepting this offer.

This offer expires as of the close of business on Monday, December 7, 1998. This offer supercedes any prior offers, both verbal and written.

Brian, we are very pleased by the prospect of your addition to the Avici team and we are sure that you will play an important role in the future success of the Company.

Sincerely,


/s/ Surya Panditi
Surya Panditi
President and CEO
Avici Systems, Inc.



Accepted by: /s/ Brian McCormack   Date: 12/3/98
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             Brian McCormack

Start Date: 1/13/99
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